Exhibit 99.1

Ascent Solar Hires Senior Vice President of Sales and Marketing

September 21, 2009 7:00 AM EDT

Thornton, Colo. Ascent Solar Technologies, Inc. (NASDAQ:ASTI), a developer of state of the art flexible thin-film solar modules, announced today that Rafael Gutierrez has accepted an offer to serve as the Company’s Senior Vice President of Sales and Marketing. Mr. Gutierrez brings over 20 years of experience in strategic marketing, business development, product development, general management, and corporate strategy.

Ascent Solar President and CEO Farhad Moghadam stated “Rafael has a proven track record of developing strong customer relationships and we feel that he will be an excellent fit for leading the sales and marketing efforts at Ascent Solar. As we prepare to begin high volume production at the beginning of next year, the customers that Rafael establishes today will help shape the company for tomorrow and beyond. Rafael’s past experience in the highly competitive consumer electronics market will be an invaluable asset to Ascent Solar as we pursue our strategy to earn new business and fuel growth.”

Immediately prior to joining Ascent Solar, Mr. Gutierrez was General Manager of Consumer Electronics in Seagate Technology’s Consumer Solutions Division. Prior to that role, he was responsible for Seagate’s Business Development and Strategy for Consumer Electronics and Storage Services. Mr. Gutierrez worked at Seagate Technology for over 18 years, where he held executive positions in Corporate Strategy, Strategic Marketing, Advanced Concepts, and Product Development. Before joining Seagate, Mr. Gutierrez held several engineering development positions with Digital Equipment Corp. Mr. Gutierrez holds a M.S. in Operations Research and Applied Statistics from the University of Northern Colorado, and a B.A. in Mathematics from Bellevue University.

“I am excited to become a part of the Ascent Solar team as it solidifies the company’s go-to-market plan for 2010. With the advantages of its lightweight flexible thin-film modules and technology scalability, Ascent Solar is uniquely positioned to truly open new market opportunities and at the same time establish new standards for existing ones,” stated Mr. Gutierrez.

About Ascent Solar Technologies:

Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules with substrate materials that can be more flexible and affordable than most traditional solar panels. Ascent Solar modules can be directly integrated into standard building materials, space applications, consumer electronics for portable power or configured as stand alone modules for large scale terrestrial deployment. Ascent Solar is headquartered in Thornton, Colo. Additional information can be found at www.ascentsolar.com.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company’s actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “believes,” “belief,” “expects,” “expect,” “intends,” “intend,” “anticipate,” “anticipates,” “plans,” “plan,” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact

For Ascent Solar Technologies, Inc.

Brian Blackman 832-515-0928 (Investor Relations)

bblackman@ascentsolar.com

or

Brand Fortified Public Relations

Kelly Brandner, 303-289-4303 (Media)

kbrandner@brandfortified.com